Exhibit 3.1

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CORNERSTONE ONDEMAND, INC.

(as amended and currently in effect)

ARTICLE I

The name of the Corporation is Cornerstone OnDemand, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is seventy nine million, seven hundred twenty six thousand eight hundred fifty nine (79,726,859), of which (i) twenty-nine million seven hundred twenty six thousand eight hundred fifty nine (29,726,859) shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) fifty million (50,000,000) shares shall be common stock, par value $0.0001 per share (the “Common Stock”).

A total of three million two hundred twenty-three thousand six hundred forty (3,223,640) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).  A total of two million six hundred thousand (2,600,000) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).  A total of two million four hundred fifty-six thousand two hundred forty-nine (2,456,249) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series C Preferred Stock, par value, $0.0001 per share (the “Series C Preferred Stock”).  A total of fourteen million four hundred sixteen thousand six hundred sixty-six (14,416,666) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series D Preferred Stock, par value, $0.0001 per share (the “Series D Preferred Stock”).  A total of seven million thirty thousand three hundred four (7,030,304) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series E Preferred Stock, par value, $0.0001 per share (the “Series E Preferred Stock”).

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean $0.66 per share for the Series A Preferred Stock, $1.25 per share for the Series B Preferred Stock, $1.60 per share for the Series C Preferred Stock, $1.60 per share for the Series D Preferred Stock and $1.65 per share for the Series E Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean Cornerstone OnDemand, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes and (v) the repurchase of up to $1,000,000.00 worth of shares of capital stock of the Corporation from certain stockholders of the Corporation as approved by the Board of Directors of the Corporation.

(e) “Liquidation Preference” shall mean $1.00 per share for the Series A Preferred Stock, $1.25 per share for the Series B Preferred Stock, $1.60 per share for the Series C Preferred Stock, $1.60 per share for the Series D Preferred Stock and $1.65 per share for the Series E Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g) “Original Issue Price” shall mean $0.66 per share for the Series A Preferred Stock, $1.25 per share for the Series B Preferred Stock, $1.60 per share for the Series C Preferred Stock, $1.60 per share for the Series D Preferred Stock and $1.65 per share for the Series E Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(i) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.  Payment of any dividends to the holders of Preferred Stock shall be made in proportion to the number of shares of Common Stock held by them on an as-converted basis; provided, however that any dividends shall be first paid on a pari passu as-converted basis to the holders of Series D Preferred Stock and Series E Preferred Stock.  No Distributions shall be made with respect to the Common Stock unless an equivalent Distribution is declared and paid upon each share of Series D Preferred Stock and Series E Preferred Stock in an amount equal to the amount that would be declared and paid with respect to the shares of Common Stock then issuable upon conversion of such shares of Series D Preferred Stock or Series E Preferred Stock, as the case may be.

(b) Common Stock.  Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to paragraph (a) above and Section 7 below.

(c) Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions.  As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

(e) Waiver of Dividends.  Any dividend preference any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3.           Liquidation Rights.

(a) Liquidation Preference of Series D Preferred Stock and Series E Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, on a pari passu and as-converted basis, and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or any other holders of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock.  The holders of the majority of the outstanding shares of Series D Preferred Stock may approve some lesser amount per share for each share of Series D Preferred Stock held by them.  The holders of the majority of the outstanding shares of Series E Preferred Stock may approve some lesser amount per share for each share of Series E Preferred Stock held by them.  If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock and Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Liquidation Preference of Series A Preferred Stock.  After the payment or setting aside for payment to the holders of Series D Preferred Stock and Series E Preferred Stock of the full amounts specified in Section 3(a) above, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series B Preferred Stock or Series C Preferred Stock, by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of such series of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c) Liquidation Preference of Series B Preferred Stock.  After the payment or setting aside for payment to the holders of Series D Preferred Stock, Series E Preferred Stock and Series A Preferred Stock of the full amounts specified in Sections 3(a) and 3(b) above, respectively, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or Series C Preferred Stock, by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock. If, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(c), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of such series of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(c).

(d) Liquidation Preference of Series C Preferred Stock.  After the payment or setting aside for payment to the holders of Series D Preferred Stock, Series E Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c) above, respectively, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series C Preferred Stock. If, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(d), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of such series of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(d).

(e) Remaining Proceeds.

(i) Aggregate consideration up to $150 million.  After the payment to the holders of Preferred Stock of the full amounts specified in Sections 3(a), 3(b), 3(c) and 3(d) above, the remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock, Series D Preferred Stock and Series E Preferred Stock of the Corporation in proportion to the number of shares of Common Stock held by them on an as-converted basis; provided that the total amount distributed pursuant to Sections 3(a), 3(b), 3(c) and 3(d) above and this Section 3(e) shall not exceed $150 million.

(ii) Aggregate consideration greater than $150 million.  Notwithstanding the foregoing, in the event the total amount distributed pursuant to  Sections 3(a), 3(b), 3(c), 3(d) and this Section 3(e) is greater than $150 million, each holder of shares of Series D Preferred Stock or Series E Preferred Stock, as the case may be, shall receive the greater of (A) the amount such holder would be entitled to receive pursuant to a total distribution of $150 million under Section 3(e)(i) above and (B) the amount such holder would receive if such holder had converted such shares of Series D Preferred Stock or Series E Preferred Stock, as the case may be, into shares of Common Stock immediately prior to such distribution.

(f) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(g) Reorganization.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of a reorganization, merger or consolidation to which the Corporation is party other than a transaction in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidity Event”).  Subject to Section 7 below, the treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(h) Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the Preferred Directors (as defined below), except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(h), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion.  The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series.  (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)  Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the per share price of such public offering is not less than $6.40 and the aggregate gross proceeds to the Corporation are not less than $40 million (before deduction of any underwriters’ commissions and expenses) (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series D Preferred Stock and Series E Preferred Stock then outstanding (voting together as a single class on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) an aggregate amount of up to 5,976,126 shares of Common Stock (or such greater amount as approved by the Board of Directors and, until one year from the date hereof, the Series E Director (as defined below)) issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(4) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(7) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and

(9) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.

(ii) No Adjustment of Conversion Price.  No adjustment in the Conversion Price of Series D Preferred Stock or Series E Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of Series D Preferred Stock or Series E Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 49e), 4(f) and 4(g) hereof), the respective Conversion Prices of the Series D Preferred Stock and Series E Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series D Preferred Stock or of the Series E Preferred Stock to an amount above the Conversion Price for such series of Preferred Stock that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices of the Series D Preferred Stock and Series E Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series E Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Series E Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, a Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration.  For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property.  Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date.  In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(g);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock.  Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors.  The authorized number of the Corporation’s Board of Directors shall set at seven (7).  The holders of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series E Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.   The holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors (the “Series D Directors,” and together with the Series E Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent for the Corporation’s stockholders for the election of Directors.  The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the mutual agreement of (i) the holders of a majority of the Common Stock and (ii) the holders of a majority of the Preferred Stock, each voting as a separate class.  If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f) Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Redemption of Series D Preferred Stock and Series E Preferred Stock.

(a) Subject to Section 6(c), at any time after May 10, 2014, (i) at the election of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series D Preferred Stock which have not been converted into Common Stock pursuant to Section 4 hereof on a date determined by the Corporation, which shall no later than forty five (45) days from the date the Corporation receives such election (the “Series D Redemption Date”) and (ii) at the election of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series E Preferred Stock which have not been converted into Common Stock pursuant to Section 4 hereof, which shall no later than forty five (45) days from the date the Corporation receives such election (the “Series E Redemption Date”).

(b) The Corporation shall redeem the shares of Series D Preferred Stock and/or Series E Preferred Stock by paying in cash an amount per share equal to, as applicable, (i) for each share of Series D Preferred Stock, the greater of (A) the then fair market value of the Series D Preferred Stock as reasonably determined in good faith by the Board of Directors and (B) the Original Issue Price for such Series D Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series D Redemption Price”) and (ii) for each share of Series E Preferred Stock, the greater of (A) the then fair market value of the Series E Preferred Stock as reasonably determined in good faith by the Board of Directors and (B) the Original Issue Price for such Series E Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series E Redemption Price”).  If the funds legally available for redemption of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series D Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series D Preferred Stock so that each holder of Series D Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series D Preferred Stock held by such holder multiplied by the Series D Redemption Price of each share of Series D Preferred Stock held by such holder, and the denominator of which is the number of shares of Series D Preferred Stock outstanding multiplied by the Series D Redemption Price of each such outstanding share of Series D Preferred Stock.  If the funds legally available for redemption of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series E Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series E Preferred Stock so that each holder of Series E Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series E Preferred Stock held by such holder multiplied by the Series E Redemption Price of each share of Series E Preferred Stock held by such holder, and the denominator of which is the number of shares of Series E Preferred Stock outstanding multiplied by the Series E Redemption Price of each such outstanding share of Series E Preferred Stock.  If the Series D Preferred Stock and Series E Preferred Stock are being redeemed on the same day and the funds legally available for redemption of the Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series D Redemption Prices and Series E Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series D Preferred Stock and Series E Preferred Stock so that each holder of Series D Preferred Stock and Series E Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is (i) the number of shares of Series D Preferred Stock held by such holder multiplied by the Series D Redemption Price of each share of Series D Preferred Stock plus (ii) the number of shares of Series E Preferred Stock held by such holder multiplied by the Series E Redemption Price of each share of Series E Preferred held by such holder, and the denominator of which is the sum of (i) number of shares of Series D Preferred Stock outstanding multiplied by the Series D Redemption Price of each such outstanding share of Series D Preferred Stock plus (ii) number of shares of Series E Preferred Stock outstanding multiplied by the Series E Redemption Price of each such outstanding share of Series E Preferred Stock.

(c) At least twenty (20), but no more than thirty five (35), days prior to the Series D Redemption Date or Series E Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series D Preferred Stock and Series E Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the applicable Series D Redemption Date and/or Series E Redemption Date, the Series D Redemption Price and/or Series E Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  If at the time of the Redemption Notice the holders of at least a majority of the then outstanding shares of Series D Preferred Stock or the holders of at least a majority of the then outstanding shares of Series E Preferred Stock have not elected to redeem such holders’ Series D Preferred Stock or Series E Preferred Stock, respectively, then, with in fifteen (15) days following the delivery of the Redemption Notice, such holders of at least a majority of the then outstanding shares of Series D Preferred Stock or Series E Preferred Stock, as applicable, may elect to redeem the Series D Preferred Stock or Series E Preferred Stock, as applicable, pursuant to Section 6(a) (a “Follow-on Election”), and (i) in the case of the holders of at least a majority of the Series D Preferred Stock making a Follow-on Election, the Series D Redemption Date shall be the Series E Redemption Date, or (ii) in the case of the holders of at least a majority of the Series E Preferred Stock making a Follow-on Election, the Series E Redemption Date shall be the Series D Redemption Date, such that both classes of Preferred Stock shall be redeemed pursuant to Section 6 at the same time by the Corporation, and the Corporation shall send a Redemption Notice to all of the holders of the class of Preferred Stock making a Follow-on Election within three (3) days following the Follow-on Election.  Except as provided herein, on or after the Series D Redemption Date or Series E Redemption Date each holder of Series D Preferred Stock or Series E Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series D Redemption Price or Series E Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the Series D Redemption Date or Series E Redemption Date, unless there shall have been a default in payment of the applicable Series D Redemption Price or Series E Redemption Price, as applicable,, all rights of the holders of shares of Series D Preferred Stock or Series E Preferred Stock designated for redemption in the Redemption Notice as holders of Series D Preferred Stock or Series E Preferred Stock (except the right to receive the Series D Redemption Price or Series E Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever  The shares of Preferred Stock which are not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series D Redemption Date or Series E Redemption Date, but which it has not redeemed.

(e) On or prior to the Redemption Date and/or Series E Redemption Date, the Corporation may deposit the Redemption Price and/or Series E Redemption Price of all shares of Series D Preferred Stock and/or Series E Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series D Redemption Price and/or Series E Redemption Price for such shares to their respective holders on the Series D Redemption Date and/or Series E Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(c) above.  As of the Series D Redemption Date and/or Series E Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Series D Redemption Date and/or Series E Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Series D Redemption Price and/or Series E Redemption Price of the shares, without interest, upon surrender of their certificates therefor.  Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares of Series D Preferred Stock and/or Series E Preferred Stock, thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Series D Redemption Date and/or Series E Redemption Date shall be returned to the Corporation forthwith upon such conversion.

7. Amendments and Changes.

(a) As long as more than 4,000,000 shares of the Series D Preferred Stock and/or Series E Preferred Stock are issued and outstanding (in each case as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, consolidation, merger or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-converted basis:

(i) take any action that amends, alters or changes the rights, preferences, privileges or powers of, or restrictions provided for the benefit of any of the holders of the Series D Preferred Stock or Series E Preferred Stock;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iii) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(g) above;

(iv) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(v) voluntarily liquidate or dissolve;

(vi) increase or decrease the size of the Board of Directors;

(vii) within a 12-month period, acquire assets through a merger or purchase of all or substantially all of the assets or capital stock of one or more entities for aggregate consideration in excess of $3.0 million;

(viii) declare or pay any Distribution with respect to the Preferred Stock (other than as set forth in Section 6 hereof) or Common Stock of the Corporation;

(ix) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(x) amend this Section 7.

(b) As long as any shares of the Series D Preferred Stock are issued and outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, consolidation, merger or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series D Preferred Stock:

(i) take any action that amends, alters or changes the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the holders of the Series D Preferred Stock in a manner that that does not similarly affect the holders of the Series E Preferred Stock;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series D Preferred Stock.

(c) As long as any shares of the Series E Preferred Stock are issued and outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, consolidation, merger or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series E Preferred Stock:

(i) take any action that amends, alters or changes the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the holders of the Series E Preferred Stock in a manner that that does not similarly affect the holders of the Series D Preferred Stock;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series E Preferred Stock.

8. Reissuance of Preferred Stock.  In the event that any shares of Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

9. Notices.  Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

In the event that any member of the Corporation’s Board of Directors who is not an employee of the Corporation, including any member of the Board of Directors who is also a partner or employee of an entity that is a holder of Preferred Stock (or Common Stock issued upon conversion thereof) and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or other matter other than directly in connection with such individual’s service as a member of the Board of Directors (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both the Corporation and such individual or Fund (a “Corporate Opportunity”), then, provided, that such director has acted in good faith, the Corporation: (i) renounces any interest or expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation, and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates.